SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934


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          AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP
        (Name of Registrant as Specified in its Charter)


  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
          AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP
                1300 Minnesota World Trade Center
                       30 East 7th Street
                   St. Paul, Minnesota  55101

                        CONSENT STATEMENT

          For Amendments to Limited Partnership Agreement to Permit Reinvestment of Sales Proceeds and
                Change Unit Repurchase Provisions


  THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT JUNE 10, 1997. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE AUGUST 15, 1997.


  AEI Fund Management XVII, Inc., the Managing General Partner of AEI Real Estate Fund XVII Limited Partnership (the "Fund"), and Robert P. Johnson, the Individual General Partner of the Fund (together, the "General Partners") are recommending the following two amendments (the "Amendments") to the Fund's Limited Partnership Agreement (the "Partnership Agreement"):


  (a) An amendment to change Section 5.4 of the Partnership Agreement (the "Reinvestment Amendment") so that, at any time prior to the final liquidation of the Fund, the proceeds from sales of Fund properties can be reinvested in replacement net leased properties. The Partnership Agreement currently provides that proceeds from the sale of properties cannot be reinvested in new properties after the end of the two-year period following the termination of the offering of units ^of limited partnership interest in the Fund (the "Units"); November 1, 1990.


  (b) An amendment to Section 7.7 of the Partnership Agreement (the "Repurchase Amendment") altering the Unit repurchase provisions of the Partnership Agreement to allow repurchases to occur more frequently and to allow the Managing General Partner to establish a repurchase price that generally will be higher than the repurchase price fixed under the formula currently set forth in the Partnership Agreement, and providing that repurchases will be made quarterly rather than once per year.


  The General Partners believe that it is important for the Fund to be able to take advantage of property sales, when available at attractive prices, without depleting the capital base of the Fund. Approval of the Reinvestment Amendment would allow the Managing General Partner to continue to reinvest Fund proceeds from the sale of properties in replacement properties until final liquidation of
the  Fund.   Accordingly, the General Partners  recommend  a  vote
"FOR" the proposed Reinvestment Amendment.
                                     1

  The General Partners also believe that the Fund's current formula for determining the purchase price of Units under Section 7.7 of the Partnership Agreement no longer reflects a Unit valuation that is closely related to market value, and that Investors should be permitted to present Units for repurchase more frequently than once per year. Approval of the Repurchase Amendment would provide an alternate valuation formula that the General Partners believe more accurately reflects the pricing of Units in the secondary market. The provisions of Section 7.7, as proposed to be amended, will provide that Investors will be entitled to the price under the formula yielding the highest value. The amended provisions will also provide for quarterly repurchases of Units and, if approved, will be effective for repurchases starting in 1998. Accordingly, the General Partners recommend a vote "FOR" the proposed Repurchase Amendment.


   The proposed Amendments will affect your investment in the Fund in a number of ways and involve a number of Risks, including the following:

Reinvestment Amendment:


  If the Reinvestment Amendment is approved, cash from sales of properties, including approximately $4,300,000 of cash that would otherwise be available for distribution absent approval of the Amendment, may be reinvested until the liquidation of the Fund. There can be no assurance that any properties in which proceeds are reinvested if the Amendment is approved will generate enough cash flow to support distributions in excess of what an Investor would receive from an alternative investment outside the Fund if such proceeds were distributed to Investors. See "Summary-Risks of
the     Amendments -  Reinvestment   Amendment  - Deferred   Cash
Distributions."


  The continuing reinvestments permitted by the Reinvestment Amendment may make it more difficult to sell the Fund's properties within the originally intended life of the Fund and therefore cause extension of life of the Fund. See "Summary-Risks of the Amendments-Reinvestment Amendment-Risk of Extension of Fund Life."


  The interests of the General Partners in approval of the Reinvestment Amendment conflict with the interests of Investors because if Fund proceeds are reinvested, the General Partners will receive more aggregate reimbursements (but not necessarily profits) from the Fund, and may have a greater opportunity to reach a distribution level that results in payment of a promotional interest to the General Partners than they would have if Fund proceeds were not reinvested. See "Summary-Risks of the Amendments-Reinvestment Amendment-General Partner Conflicts of Interest."
                                      2

 If the Reinvestment Amendment is approved, Fund proceeds will be reinvested in additional triple net leased commercial properties that are subject to many of the same risks of nonperformance, (including risks related to changing market values, tenant defaults and difficulty of resale, among others) as the original properties. See "Summary-Risks of the Amendments-Reinvestment Amendment-Real Estate Risks on Reinvestment."


 Investors will not be able to review in advance the properties in
which   proceeds   are  reinvested.  See  "Summary-Risks   of   the
Amendments-Reinvestment Amendment-Undesignated Properties."


Repurchase Amendment:


 The Fund is not required to repurchase Units in excess of 5% of the Units outstanding in any year, and is not required to repurchase Units if doing so would impair the Funds ability to continue
operations.    The  Repurchase  Amendment  will  not  alter   these
limitations. There may be circumstances under which Fund revenues and borrowings are insufficient to fully fund such repurchases.
See      "Summary-Risks      of      the     Amendments-Repurchase
Amendment-Limitations on Repurchases."


  Although the General Partners believe that the new alternative repurchase price formula will generally yield a higher Unit price than the existing formula, and Investors will be entitled to the higher repurchase price determined under either formula, there is no assurance that either formula price will pay an Investor the market value of the Investor's Units. See "Summary-Risks of the Amendments-Repurchase Amendment-Valuation of Units."


  The Fund will repurchase Units out of capital available for distribution and the repurchased Units will effectively be allocated among, and will increase the percentage interests of, remaining partners. To the extent that the amendment causes more Units to be repurchased, it may, in the short-term, decrease the amount of distributions to Investors.


Investors will not have appraisal or dissenters rights and therefore will not have the right to require the Fund to pay them the value of their Units of limited partner interest if they disagree with the proposed Amendments.
                                 3

                             SUMMARY

The following summary is qualified by the more detailed discussion set forth herein.


The Amendments. The General Partners are proposing an amendment to Section 5.4 of the Partnership Agreement. This Amendment will eliminate the requirement that the Fund distribute all proceeds from sale of properties and allow reinvestment of such proceeds until final liquidation of the Fund. Even if the Amendment is approved, however, most, if not all, gain from sales activity would continue to be distributed to Investors.


 The  General Partners are also proposing an amendment to Section
7.7 of the Partnership Agreement. This Amendment will provide an alternative formula for valuation of Units of limited partner interest in the Fund for purposes of the Partnership Agreement's Unit repurchase provisions. The Amendment is intended to increase the repurchase price over the existing formula, but the existing formula will remain as an alternative, and Investors will be entitled to the higher price yielded by either formula. The Amendment will also increase the frequency of presentment opportunities from once per year to quarterly, commencing in calendar 1998.


Reasons for the Amendments. The Fund is holding approximately $4,300,000 of proceeds from the sale of properties and may sell other properties prior to final liquidation of the Fund due to favorable market conditions, exercise of lease purchase options, tenant restructuring or other reasons. Although the General Partners cannot guarantee returns, they believe that the Fund can generate favorable returns to Investors through the acquisition of additional properties that can be resold. They believe that the Fund should be in a position to reinvest the proceeds from these and other sales into replacement net leased properties.


 The General Partners believe that the current formula for determining the purchase price of Units under Section 7.7 of the Partnership Agreement no longer reflects a Unit valuation that closely approximates market value. They believe that the proposed new formula provides an alternate valuation that more accurately reflects the pricing of Units in the secondary market. The provisions of Section 7.7, as proposed to be amended, will provide that the formula yielding the highest value will control. In addition, the new provisions will provide for the repurchase of Units quarterly rather than once per year, thus increasing, to a limited extent, the liquidity of an investment in the Units.
                                 4

Risks of the Amendments. The Amendments will present several risks, including the following:

 Reinvestment Amendment:

  1. Deferred Cash Distributions. Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow
the   Fund   (if  the  General  Partners  determine,  in   their
discretion, that it is advantageous to the Fund) to reinvest such proceeds in new properties (subject to a continuing obligation to distribute to Investors cash proceeds adequate to pay the income tax liability (at a tax rate of 35%) generated by sales of property). The distribution of cash that is reinvested will be delayed until the Fund is finally liquidated. Initially, investors will forego an immediate distribution of approximately $187.60 per unit if the Reinvestment Amendment is approved in return for the possibility of increased distributions and possible appreciation in the future. There can be, of course, no assurance that properties in which proceeds will be reinvested if the Reinvestment Amendment is approved will generate periodic distributions in excess of the return that could be obtained by Investors on an alternative investment of distributed proceeds, or that such properties will eventually be sold at a gain.

  2. Risk of Extension of Fund Life. The General Partners intend to reinvest sales proceeds in new properties that could be sold again within a few years. The Reinvestment Amendment could render more difficult the final sale of properties within the original intended life of the Fund. The General Partners intend to commence liquidation of the Fund by the year 2002, although the sale of any particular property may be delayed based on market and other conditions. The Reinvestment Amendment could have the effect of extending the life of the Fund for several years and delaying the ultimate distribution of its assets. The Partnership Agreement provides that the Fund must be liquidated, in any event, by the year 2038 (an arbitrary date).

  3. Real Estate Risks on Reinvestment. Proceeds will be reinvested in new triple net leased commercial properties that are subject to the same risks of performance as the properties originally acquired by the Fund. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. If adverse changes in these general conditions negatively affect market value, the final disposition of the property and the distribution of cash to Investors may be delayed or the disposition may result in a loss, or both. The value of properties in which the Fund will invest will be affected by the financial condition of the tenant. If a tenant is unable to perform its lease obligations, the Fund may not be able to sell the property and may be forced to sell the property at a loss. Further, in the event of a bankruptcy of a tenant, the Fund might not be able to obtain possession of the property for a considerable period of time.
                                  5

  4. Undesignated Properties. Investors will not be able to review in advance the properties in which proceeds would be reinvested.


  5.   General Partner Conflicts of Interest.   The interests of
the General Partners in proposing the Reinvestment Amendment conflict with those of the Investors because the General
Partners  will  receive  more reimbursements  from  the  Fund  if proceeds are reinvested than they will if proceeds were not reinvested. The Managing General Partner will be reimbursed for the costs it incurs, including costs of its personnel, in reinvesting the proceeds and managing the properties in which the proceeds are reinvested. Such reimbursements will include the salaries of personnel of the Managing General Partner for the time they spend on such activities, plus a small portion (based on hours of employees spent on Fund activities and the assets of the Fund as compared to all Funds the General Partners manage) of other overhead, such as rental expense, of the Managing
General  Partner.   Reimbursements to the General  Partners  for
expenses incurred have averaged approximately $294,000 per year during the past two years and aggregated approximately over $894,118 during the three years ended December 31, 1996. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund.

Repurchase Amendment:


  1. Limitation on Repurchases. The Fund is not required to repurchase in any calendar year Units aggregating in excess of 5% of the Units outstanding in such year, and is not required to repurchase Units if doing so would impair the Funds ability to continue operations. The Repurchase Amendment will not alter these limitations. There may be circumstances under which Fund revenues and borrowings are insufficient to fully fund such repurchases.


  2. Valuation of Units. Although the Fund's management believes that the new alternative repurchase price formula will generally yield a higher Unit price than the existing formula, and Investors will be entitled to the higher repurchase price determined under either formula, there is no assurance that either formula price will pay an Investor the market value of the Investor's Units. The repurchase price will be based on the value of the Fund's assets in new formula, which will in turn be based on a number of factors that are somewhat judgmental. To the extent the General Partners overvalue the Units that are repurchased through such formula, the remaining Investors and the General Partners will be disadvantaged.
                                    6

  3. Effects on Distributions. The Fund will repurchase Units out of capital available for distribution and the repurchased Units will effectively be allocated among, and will increase the percentage interests of, remaining partners. To the extent that the amendment causes more Units to be repurchased, it may, in the short-term, decrease the amount of distributions to Investors.

General:


  No  Appraisal  Rights.  Investors will not have  appraisal  or
dissenters  rights  as a result of the Amendment.   Accordingly,
Investors that disagree with the Amendment will not have the right to require the Fund to pay out the value of their units of limited partnership interest. Instead, the Amendment will be effective with respect to all Investors if approved by holders of a majority of the Units and a dissenting Investor would be required to find a different method of disposing of his or her units, such as through the Fund's repurchase plan, or to hold his or her units until liquidation of the Fund.

           REASONS FOR AND EFFECTS OF THE AMENDMENTs


Reinvestment Amendment


  General.  If Investors approve the Reinvestment Amendment,  the
Fund   will  have  the  opportunity,  upon  the  sale  or  other
disposition of properties such as the properties described below, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the original terms of the Partnership Agreement, reinvestment of the Net Proceeds of Sale from the sale of properties is currently limited to a period of two years,
which   expired  in  November  1990.   By  consenting   to   the
Reinvestment Amendment, Investors would permit the Fund to acquire new properties with the Net Proceeds of Sale from the sale of the properties (net of any distributions to Investors) that occur prior to the final liquidation of the Fund.


  The Reinvestment Amendment is not intended to extend the life of the Fund. The Prospectus pursuant to which the Units were sold indicated that the General Partners expected that most of the properties would be sold or refinanced eight to twelve years after acquisition. The Fund properties described below were acquired in 1988 and 1989 and it remains the intention of the General Partners to sell the properties in which sale proceeds are reinvested, depending on market conditions and the benefits of continued ownership, by the year 2002.


  The  Reinvestment Amendment is being proposed for a number  of reasons, including the following:
                                     7

      Without the Amendment, the Managing General Partner will be required to forgo all attractive proposals it receives to sell Fund properties if it desires to avoid depleting the Fund's capital base;


      If the Amendment is approved, the Fund will be able to (i) take advantage of any favorable purchase proposals that are presented, (ii) seek out such proposals when market conditions are favorable, and (iii) retain adequate capital in the Fund to work toward the Fund's investment objectives;

      Without the Amendment, if a property is sold prior to final liquidation of the Fund, the Fund's capital base, and therefore its ability to generate the level of return that was the objective when it was formed, will be reduced;

      If  the Amendment is approved, cash proceeds from the  sale of a property may be reinvested in a new property and, subject to the same risks of real estate investment that were assumed when the Fund was formed, such new property could generate continuing cash flow from rents and potential gain on sale;


      Without the Amendment, an Investor wishing to retain a similar investment in an AEI fund will be forced to purchase units in a new fund with distributed cash and to incur sales commissions and organization expense that will decrease his or her ability to obtain gain on that reinvestment;

      If the Amendment is approved, no securities brokerage commissions or other organizational expense will be applied to the reinvestment in new properties of cash from sale of properties.


  The General Partners believe that the Fund can generate the most favorable returns to Investors only if the costs of forming the Funds, including commissions to sales agents, filing fees and professional costs, can be amortized over the intended life of the Fund. If a significant portion of the real property assets of the Fund are sold in advance of the originally intended liquidation date of the Fund, the income and gain, if any, for the assets remaining may not be adequate to generate the returns that were the original objective of the Fund.
                                  8

  The General Partners believe, based on recent investments in and resales of properties by other real estate funds affiliated with the General Partners, that the Fund can generate favorable returns through the investment of sale proceeds in newly constructed replacement properties that the Fund purchases at construction cost and resells within a few years. When a fund commits to purchase a property upon completion of construction it reduces the developer's refinancing risk and facilitates the construction of properties for operators, such as franchisees of restaurants, whose principal goal is not real estate capital appreciation. Because the property is purchased at construction cost, the risk of development and construction, for which the developer is normally compensated, inures to the benefit of the Fund-the market value of properties when purchased will normally exceed the cost of development. Because no securities brokerage commissions will be paid in connection with capital that is reinvested,  the  entire  amount of reinvested  proceeds  can  be applied to the purchase price and no additional organizational costs that will affect overall return will be incurred. No assurances can be given, however, that a new property acquired by the Fund will produce favorable rentals, that such rentals will not be interrupted by events outside the Managing General Partner's control, or that the market value of any properties acquired will exceed their cost immediately after acquisition or within the several years the Fund proposes to hold the properties.


   The  Managing General Partner is currently evaluating a number
of   properties  for  acquisition.  Affiliates  of  the  General
Partners  have  managed  11 public and  11  private  real  estate
funds.   As  a  result of their activity in  the  sale-leaseback
marketplace, the General Partners have developed relationships with companies that, either directly or through their franchisees, have a continuing need for commercial real estate. The Managing General Partner will not be obligated to obtain the consent of Investors as to the type of property acquired if the Reinvestment Amendment is approved. Nevertheless, any property acquired will comply with the investment objectives and policies set forth in the Prospectus pursuant to which the Units were initially offered. Any property acquired will be an existing commercial property that will be acquired on a debt-free basis and will likely be leased to a single tenant pursuant to a
triple  net  lease  in  the franchise restaurant  industry.   No
property will be acquired from the General Partners or their affiliates.


   Sales  of  Properties.  The Reinvestment  Amendment  is  being proposed at this time to facilitate reinvestment of the net proceeds from the sale of properties completed during the past
several   years.  Although  much  of  the  proceeds  have   been
distributed, the Fund has retained some of the proceeds from the eight properties described below. The sales price and certain information about the gain generated by such sales is set forth below:
                                   9

               Applebee's<F1>  Applebee's   Applebee's    Applebee's<F1>  Jiffy Lube<F1> Jiffy Lube<F1> Car Wash     Sizzler
               Columbia, SC    Hampton,VA   Richmond, VA   VA  Beach       Dallas, TX     Garland, TX   Phoenix, AR  Cincinnati,OH

Purchase date     5/6/88        7/22/88      9/20/88       10/21/88         3/1/88           3/1/88        2/9/89      1/30/90

Sale date        7/28/95        8/31/95     10/30/95       11/08/95       10/25/95         10/25/95       6/30/96      1/23/97

Sales price   $  733,571     $1,758,877   $1,916,471     $1,515,529     $  487,500       $  325,000    $1,700,844   $  335,214

Selling expenses  18,026         11,750       11,033         18,916          3,847            2,558        10,000       19,875

Basis<F2>
  Book           408,378      1,085,261    1,159,145        900,431        370,668          244,198     1,343,620      819,028
  Tax            423,935      1,074,473    1,139,342        914,508        380,945          251,572     1,279,316      834,141

Gain (loss)
  Book        $  307,167     $  661,866   $  746,293     $  596,182     $  112,985       $   78,244    $  347,224     (593,689)
  Tax         $  291,610     $  672,654   $  766,096     $  582,105     $  102,708       $   70,870    $  411,528     (518,802)

Tax gain (loss)
  per unit    $    12.59     $    29.04   $    33.15     $    25.19     $     4.44       $     3.07    $    17.81     ($ 22.64)

<F1> Represents for the Columbia Applebee's a 41.88% interest,  for the Virginia Beach Applebee's a 86.51% interest, for the Dallas Jiffy Lube a 75.00% interest and for the Garland Jiffy Lube a 50.00% interest in title to the properties. The remaining interest was purchased by an affiliated Fund.

<F2> Purchase price less depreciation.



  The Fund purchased four Applebee's restaurant properties in 1988. All four of the Applebee's were newly constructed properties purchased upon completion of construction and leased under 20-year triple net leases to Apple South, Inc. simultaneous with purchase. Each of the leases included an option to Apple South, Inc. to purchase the properties commencing in the seventh lease year at a price equal to the greater of fair market value or an increase of 5% per year over the original purchase price. Apple South, Inc. exercised the option with respect to all four properties in 1995. The sale price listed in the table above represents the contractual purchase price based on the 5% escalation.


  The two Jiffy Lube auto care centers listed above were purchased by the Fund and simultaneously leased, under a 20 year triple-net lease, to Jiffy Lube International of Maryland, Inc. on March 1, 1988. Although the lease did not specifically provide a repurchase option to the lessee, the Fund negotiated and completed a sale of these properties to the lessee in October 1995.
                                   10

  The Danny's Family Car Wash located in Phoenix, Arizona was purchased by the Fund in February 1989 and simultaneously leased to Apache Car Wash, Inc. under a 20-year triple-net lease agreement. The lease included an option to purchase the property commencing in the eighth lease year, at a price equal to the greater of fair market value or an increase of 4% per year over the original purchase price, which was exercised by the lessee in early 1996.


  The Sizzler Restaurant located in Cincinnati, Ohio was purchased by the Fund in 1990 and simultaneously leased to Triple S Restaurants, Inc. In January 1994, the restaurant was closed and listed for re-lease or sale. In December 1996, the Fund accepted an offer from an unaffiliated party to purchase the property at a price below the Fund's basis. The offer was accepted after a review of the market conditions in the area and the property management costs associated with continuing to seek a new tenant for the property.


  The Fund has distributed an aggregate of $4,594,080 ($197.94 per Unit) from the proceeds of these sales. These distributions of Net Proceeds on Sale, in the aggregate, reduced the Adjusted Capital Contributions of Investors by $197.94 per outstanding Unit.

  In January 1996, the Fund also received $406,282 of insurance proceeds, net of demolition and other costs, resulting from the destruction by fire of a restaurant property in Indianapolis, Indiana. These proceeds resulted in recognition of $78,290 of net gain by the Fund. The Fund currently does not intend to rebuild the property and has listed the land (which has a cost basis of $261,644) for sale.
                                 11

  Properties  Currently Held by the Fund.   The  Fund  currently
holds interests in ten properties (excluding the land resulting from the fire in Indianapolis, Indiana) as summarized below:

    Property                 Acquisition Cost        Annual Rental Payments

Jiffy Lube Auto Care Center,
   Dallas, TX                   $   454,624                 $   56,925

am/pm Market,
   Carson City, NV                  703,871                    106,361

Taco Cabana,
   San Marcos, TX                 1,013,505                    156,649

Denny's Restaurant,
   Casa Grande, AZ                  721,420                    104,759

Children's World,
   St. Louis, MO                    950,627                    114,347

Children's World,
   Merrimak, NH                   1,159,242                    139,991

Childrens World,
   Chino, CA                      1,305,518                    157,730

Children's World,
   Palatine, IL                     801,098                     96,149

Cheddar's Restaurant,
   Davenport, IA                  1,530,934                    225,802

Bennigan's Restaurant,
   Cincinnati, OH                 1,898,768                     75,000

Sports City Cafe,
   Mesquite TX                      956,343                     32,500


       Total                    $11,495,950                 $1,266,213



  Effects of Amendment. In the event Investors approve the Reinvestment Amendment, the proceeds from the sale of the properties listed above will be reinvested in new properties. It would be the objective of the Fund to invest such proceeds in properties that generate rental payments at rates similar to the initial rates for the operating properties listed above.
                                 12

  If  Investors  do  not  approve  the  Reinvestment  Amendment,
Investors   will   receive   a  distribution   of   approximately
$4,300,000, or approximately $187.60 per outstanding Unit, in the second quarter of 1997. This distribution of Net Proceeds on Sale would reduce the Adjusted Capital Contributions of Investors by an additional $187.60 per outstanding Limited Partnership unit.


  The eight properties that have been sold generated aggregate rental revenues of $1,120,657 during the last full year of their operations. Future Fund revenues, and therefore cash distributions to Investors, will be reduced because of the distribution of sales proceeds. Distributions would be further reduced if the remaining sales proceeds were distributed to the Investors. Further, if proceeds are distributed rather than reinvested, the Fund will be dependent in the future on the approximately $1,266,213 of cash flow generated from rental payments from operating properties for payment of expenses and to fund distributions.


  Interests of the General Partners. In accordance with, and subject to the limitations in, the Partnership Agreement, the General Partners will be reimbursed for any costs (including a proportionate amount of employee salary, benefit and overhead expense) they incur in completing any property acquisition and in connection with management of the property. Generally, costs are allocated to the Fund based on the daily time sheets of employees. The Managing General Partner establishes an hourly charge for each employee based on their salaries, benefit expense and overhead expense (the portion of rental, depreciation and other office charges  necessary  to maintain the employee)  and  the  Fund  is charged for the amount of time spent by the employee on Fund activities multiplied by the time charge. If the Reinvestment Amendment is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under management by the General Partners through the Fund, and the scope of the Fund's operations, will be reduced and the Managing General Partner will have to deploy its employees in other activities. Such reduced operations can be expected to reduce the amount of reimbursements that the General Partners receive from  the  Fund.  Reimbursements to the General Partners  by  the
Fund for expenses incurred have averaged approximately $294,000 per year during the past two years and aggregated approximately over $894,118 during the three years ended December 31, 1996. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund.
                             13

  Further, the General Partners receive more than 1% of Fund cash flow only to the extent the Fund has generated a 10% return to Investors, and share in sales proceeds only to the extent the Fund has paid cumulative distributions to Investors equal to their Adjusted Capital Contributions plus a 14% cumulative return. To the extent that proceeds are reinvested, the properties perform well, and these returns can be achieved, the General Partners may receive increased compensation.


   The Individual General Partner holds 30 units as a limited partner in the Fund. No other affiliate of the General Partners holds any interest as a limited partner in the Fund.


Repurchase Amendment


  General. Over the period of time since the Fund was formed, a limited secondary market has developed for units of limited partnership interest in real estate limited partnerships like the Fund. Generally, this market is made by individuals and firms who match willing sellers with buyers by posting sale proposals (but not prices) and by maintaining a list of Unit holders who are willing to sell from time to time. In most cases, these transactions are relatively time consuming and do not represent an active market in the Units. Accordingly, they may not represent actual market value for the Units. In some cases, individuals acquire Units with the intent to acquire control of partnerships for invested amounts significantly less than the liquidation value of the partnerships' properties and to then cause the liquidation of the partnerships at a profit to themselves.


  The development of this market has given Units held by Investors a potential market value that may be different than and, in some instances greater than, the Unit values established under the terms of the Unit repurchase provisions (Section 7.7) of the Partnership Agreement. It has also provided some liquidity of investment for holders of Units, because although purchases in the secondary market remain subject to restrictions under the terms of the Partnership Agreement (e.g., no more than 5% of the outstanding Units can change hands in any one year), sales are not subject to the relatively limited annual presentment period provided in the Partnership Agreement.
                            14

  In order to offer Investors the opportunity to present their Units to the Fund for repurchase more frequently, and at a price that may more closely reflect the prices available in the secondary  market, the General Partners propose to amend  Section
7.7 of the Partnership Agreement to provide an alternative valuation formula and to allow for quarterly presentment of Units for repurchase, rather than the current annual presentment period. The provisions of Section 7.7, as proposed to be amended, will provide that Investors will be entitled to the price under the formula yielding the highest value. Because of changes that must be made to the PartnershipOs information processing systems if the amendment is approved, the amendment will be effective commencing in calendar 1998 for Units tendered for repurchase during that year.


  Effects of Amendment. Although the General Partners believe that the new alternative repurchase price formula will generally yield a higher Unit price than the existing formula, and Investors will be entitled to the higher repurchase price determined under either formula, there is no assurance that either formula price will pay an Investor the market value of the Investor's Units. Moreover, the Fund is not required to repurchase in any calendar year Units aggregating in excess of 5% of the Units outstanding in such year, and is not required to repurchase Units if doing so would impair the Funds ability to continue operations. The Repurchase Amendment will not alter these limitations. There may be circumstances under which Fund revenues and borrowings are insufficient to fully fund such repurchases.


   Repurchases by the Fund, under either the existing or amended repurchase provisions, are made out of cash available for distribution and increase the percentage interests in income, gain, deduction and distributions of the Fund of remaining Investors, pro rata among such Investors based on their interests before the repurchases. Although the Repurchase Amendment does not allow the General Partners to establish a repurchase price that is below the purchase price currently available under the Partnership Agreement, it does allow the General Partners to establish a repurchase price that is higher. To the extent that the repurchase price established by the General Partners exceeds the actual economic value (a theoretical value) of the Units that are repurchased, the overall economic value afforded the General Partners and the remaining Investors by their interest in the Fund will be diminished. The General Partners believe that the current formula establishes a price that is far below the actual value of the Units and that the price established by matching services is far below the actual value. Accordingly, the General
Partners  believe  that  the  Repurchase  Amendment  will   allow
repurchases  at a higher price than the repruchase price,  but  a
price   that  is  below  the  net  asset  value  of   the   Fund.
Accordingly, the General Partners believe that such amendment may benefit both Investors who desire to withdraw by providing a higher price and remaining Investors by puirchasing units at less than net asset value.
                                 15

                          VOTING UNITS


  Voting by Investors with respect to an amendment of the Partnership Agreement is based upon ownership of Fund Units ("Voting Units"). As of June 1, 1997, there were 22,920 Voting Units outstanding. Each Voting Unit is entitled to one vote. Fractions of Voting Units will be included in the total.


  To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting
Units, including Voting Units owned by the General Partners.


  In order for the proposed Amendments to be adopted, a majority of the Voting Units must be voted in favor of each Amendment.


                      PROCEDURES FOR VOTING


  Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Fund. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the proposed Amendments. If any Investor returns a Consent Form duly signed without checking any box, he/she will be deemed to have voted FOR the Amendment.


  An Investor who votes against, or abstains with respect to, the Amendments does not have appraisal or similar rights under Minnesota law.


  The Managing General Partner has fixed the close of business on June 1, 1997 as the record date for the determination of the Investors entitled to vote on the proposed Amendment; the close of business on August 15, 1997 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted; and August 16, 1997 as the date on which the consents are to be counted. An Investor may revoke his/her or its consent at any time prior to August 15, 1997, provided written revocation is received by the Managing General Partner prior to that date.


  The cost of solicitation of consents of the Investors will be borne by the Fund. The solicitations will be made by the mails. This Consent Statement is being first mailed to Investors on or about June 10, 1997. Staff of the Managing General Partner will be available by telephone to answer any questions concerning this Consent.
                                16

                   INCORPORATION BY REFERENCE


  The information included under the captions "Financial Statements and Notes to Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Fund's Annual Report on Form 10-KSB for the
year   ended  December  31,  1996  is  hereby  incorporated   by
reference. Copies of such sections are being delivered to Investors with this Consent Statement.


                              BY ORDER OF THE BOARD OF DIRECTORS
                              OF AEI FUND MANAGEMENT XVII, INC.



                              Robert P. Johnson, President



                           Exhibit A


                     PROPOSED AMENDMENTS OF
                LIMITED PARTNERSHIP AGREEMENT OF
                    AEI REAL ESTATE FUND XVII


     Changes in the existing provisions of the Limited Partnership Agreement that would be made by the proposed Reinvestment Amendment and the proposed Repurchase Amendment are shown below. Existing provisions proposed to be omitted are lined through and enclosed in brackets. New Provisions are printed in
bold  type.   If  approved, the Reinvestment Amendment  will  be
effecitve immediately, while the Repurchase Amendment will be effective for Units tendered in calendar 1998 and after.

                     REINVESTMENT AMENDMENT

        SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE


     5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date 24 months after the date on which the offer and sale of units pursuant to the Prospectus is terminated], the General Partner determines that it is in the best interests of the Fund to begin liquidation of the Fund; provided, however, that sufficient cash is distributed to the Limited Partners to pay state and federal income taxes (assuming Limited Partners are taxable at a marginal rate of 28% for federal income tax purposes or such greater rate as is the maximum effective rate for federal income taxation applicable to individuals) created as a result of such transaction.
                                 17

                      REPURCHASE AMENDMENT

         SECTION 7.7-RIGHT TO PRESENT UNITS FOR PURCHASE

     7.7 Right to Present Units for Purchase. (a) Beginning in 1988, each Limited Partner shall have the right, subject to the provisions of this Section 7.7, to present such Partner's Units to the Partnership for purchase by submitting to the Managing General Partner [written] notice [(postmarked after July 1 but before October 1 of such year)] on a form supplied by the Partnership (a "Redemption Notice") specifying the number of Units he or she wishes repurchased. The Managing General Partner shall establish on each of January 1, April 1, July 1, and October 1 of each year (the "Pricing Dates"), and shall make available to Limited Partners upon request, a repurchase price (the "Repurchase Price") for Units, determined in accordance with the formulae set forth below, that shall apply to all Units tendered for repurchase during the calendar quarter following such Pricing Date. The Repurchase Price shall be equal to the greater of (i) ninety percent (90%) of the Net Value of the Partnership's assets on the Pricing Date divided by the number of Units outstanding on such Pricing Date, or [the tendering Limited Partner's Adjusted Capital Contribution on October 1, of the year of purchase multiplied by seventy-five percent (75%) for purchases in calendar year 1989 and ninety percent (90%) for purchases in calendar year 1990. For purchases in 1991 and in each year thereafter, the purchase price shall be equal to] (ii) one hundred percent (100%) of the tendering Limited Partner's Adjusted Capital Contribution on [October 1,] such Pricing Date, less fifty percent (50%) of all Net Cash Flow previously distributed to such Limited Partner throughout the term of the Partnership. Subject to the limitations set forth below, the Managing General Partner shall cause the Partnership to purchase on January 1, April 1, July 1, and October 1 of each year (a "Repurchase Date"), at a Repurchase Price equal to the Repurchase Price established for the quarter in which the Redemption Notice was received by the Partnership, the Units of Limited Partners from which the Partnership has received a Notice of Redemption at least sixty days prior to such Repurchase Date. The Partnership will not be obligated to purchase in any year more than five percent (5%) of the total number of Units outstanding on January 1 of such year. In the event requests for purchase of Units received in any given year exceed the five percent (5%) limitation, the Units to be purchased will be determined based on the postmark date of the written notice of Limited Partners tendering Units. The Managing General Partner may suspend repurchases during any period after the Partnership has distributed Net Proceeds of Sale and during which the Managing General Partner reasonably believes that the Repurchase Price does not appropriately reflect the Net Value of the PartnershipOs remaining assets less liabilities. Any Units tendered but not selected for purchase in any given year will be considered for purchase in subsequent years only if the Limited Partner retenders his or her Units. In no event shall the Partnership be obligated to purchase Units if, in the sole discretion of the Managing General Partner, such purchase would impair the capital or operation of the Partnership nor shall the Partnership purchase any Units in violation of applicable legal requirements.
                            18

          (b)   For  purposes  of  all calculations  pursuant  to
Article V of this agreement, any Net Cash Flow or Net Proceeds of Sale used to repurchase Units or to repay borrowings that were used to repurchase Units shall be deemed distributed to the remaining Limited Partners pro rata based on the ratio of the number of Units owned to all Units outstanding after such repurchase. For purposes of the formula in subsection (a)(ii) above, "Net Value" means the aggregate value of the Partnership's assets less the Partnership's liabilities and less the Managing General Partner's reasonable estimate of distributions of Net Proceeds of Sale for the period after the Pricing Date but before the Repurchase Date, as determined by the Managing General Partner, after taking into account (i) the present value of future net cash flow from rental income on the Fund's properties,
(ii) the price at which Units of the Partnership have been purchased, and (iii) such other factors as the General Partners deem relevant.

                             19

     IMPORTANT                                         IMPORTANT

          AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP

                   CONSENT OF LIMITED PARTNERS
             This consent is solicited by the Board
         of Directors of AEI Fund Management XVII, Inc.,
                  The Managing General Partner

     The undersigned, a Limited Partner of AEI Real Estate Fund XVII Limited Partnership (the "Fund"), hereby consents (unless otherwise directed below) to the proposals identified below to adopt (i) an Amendment to Section 5.4 of the Limited Partnership Agreement (the "Partnership Agreement") of the Fund (the "Reinvestment Amendment"), and (ii) an Amendment to Section 7.7 of the Partnership Agreement (the "Repurchase Amendment"), as more fully described in the accompanying Consent Statement (together, the "Amendments"). By voting for the Amendments, or either of them, the undersigned hereby appoints AEI Fund Management XVII, Inc. as its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence either Amendment to the Partnership
Agreement and any corresponding Amendment to the Fund's Certificate of Limited Partnership.

     Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on August
15, 1997.

    1. Adoption of the Reinvestment Amendment to Section 5.4 of the Partnership Agreement

     FOR  [ ]        AGAINST  [ ]         ABSTAIN  [ ]


     2. Adoption of the Repurchase Amendment to Section 7.7 of the Partnership Agreement

     FOR  [ ]        AGAINST  [ ]         ABSTAIN  [ ]

    The Fund Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the an Amendment if no box is checked.

     Please sign exactly as your name appears below. When Fund Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:                                     , 1997

Signature                                (if held jointly)
                           20